Every revolution needs a leader.

               In corporate computing today, there is a revolution in full swing: an overwhelming movement to open standards-based computing. On June 23, the new leader of that revolution was created.

               Compaq, the world leader in personal computers and PC servers, agreed to merge with Tandem, the unquestioned leader in NonStop[Registered] transaction-intensive systems. With Tandem, Compaq will become the leader in enterprise computing solutions.

               Together, we offer the most comprehensive array of products and solutions in the industry, from hand-held communications devices to the NonStop Himalaya[Registered] range of massively parallel commercial systems, all backed with world class service and support.

               Even more important, this capability is built upon an unmatched philosophy in the computer industry: a 100% commitment to driving towards open standards by accelerating the adoption of Windows NT[Registered] in the enterprise.

               Open standards provide you with the widest possible choice of solutions, at ever lower cost. And now, our joint effort should remove the last lingering doubts that open systems can deliver raw power, total scalability, and unrivaled reliability.

               Today, over a million Compaq serves form the backbone of enterprise computing systems around the world. Tandem, through its NonStop Himalaya and Windows NT products, handles 90% of the world's stock trades, 80% of all ATM transactions, 66% of all credit card validations, and two out of three "911" phone calls.

               Tandem NonStop Himalaya technologies -- ServerNet[Registered] and NonStop software -- are available as open standard products in the NT domain. These are just the first examples of how the combination of Tandem and Compaq technologies will dramatically accelerate the movement to open systems in the enterprise.

               While Tandem will continue to operate as an autonomous operation, we will fully leverage each other's skills. Meanwhile, the customer, employees, and business partners of each company can rest assured that we remain committed to the technologies, solutions, channels and people that have driven our success.

               So, if you want to know where the future of enterprise computing is going, look to where the leader of the PC revolution is taking it.

               Compaq logo Tandem logo

               For more information, visit us at www.compaq.com or www.tandem.com

               [Copyright]1997 Compaq Computer Corporation, Tandem Computers Incorporated. Tandem, Himalaya, NonStop, ServerNet and the Tandem logo are either trademarks or registered trademarks of Tandem Computers Incorporated in the U.S. and/or other countries. Windows NT is a registered trademark of Microsoft Corporation in the U.S. and/or other countries.